UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 14, 2008

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 363-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On April 14, 2008, ORBCOMM Inc. (the “Company”) and the U.S. Coast Guard entered into an Amendment of Solicitation/Modification of Contract (the “Amendment”) amending the Validation Services Agreement, dated as of May 20, 2004, as amended, by and between the Company and the U.S. Coast Guard (the “VSA”). The U.S. Coast Guard awarded the VSA to the Company to develop and demonstrate the ability to receive, collect and forward Automatic Identification System (“AIS”) data over the Company’s satellite system. The U.S. Coast Guard has paid the Company the full contract price of $7.2 million for the construction and launch of the Coast Guard Demonstration Satellite (the “CDS”), which has an AIS receiver in addition to the Company’s standard communications payload.

The Amendment extends the definitive launch date for the CDS to August 15, 2008. In consideration for this extension, the Company has agreed to provide the U.S. Coast Guard with all AIS data from each of the Quick Launch (“QL”) satellites being launched with the CDS, to the extent they are providing service, for 90 continuous days (upon request by the U.S. Coast Guard during the first 180 days of the base operating period) at no additional cost beyond the base period “Low-rate” usage recurring service set forth in the VSA.

In addition, the U.S. Coast Guard will have certain intellectual property rights over the AIS data received by the AIS receivers aboard the CDS and all QL satellites solely during the 90-day evaluation period to share only with other U.S. government agencies, provided that during the 90-day evaluation period the Company is permitted to use the AIS data from the QL satellites in connection with the Company’s other programs.

The Company has obtained a dedicated launch vehicle for the CDS and QL satellites and expects to launch the CDS and QL satellites before the August 15, 2008 definitive launch date for the CDS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.
By:	/s/ Christian Le Brun

	Name: Title:	Christian Le Brun Executive Vice President, General Counsel and Secretary

Date:  April  18, 2008

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